Exhibit 11.2

CONSENT OF WAVEMAKER LABS

We consent to the use, in this Offering Statement on Form 1-A of the discussion of the experience of Wavemaker Labs, Inc. (“Wavemaker Labs”) and resources available to Nommi, Inc..

Very truly yours,

/s/ Wavemaker Labs, Inc.

Santa Monica, CA

September 17, 2021